Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp                             The Recovery Platform
Investors: Scott Frommer - 336-436-5076                Contact: Laurie Peregoy - 910-534-4694
Investor@labcorp.com                        Info@therecoveryplatform.com

Media: Donald Von Hagen - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Announces Collaboration with The Recovery Platform to
Assist Physicians Treating Patients with Opioid Dependency

Combination of LabCorp’s testing and The Recovery Platform’s software supports compliance with medication-assisted treatment

Burlington, NC, May 1, 2018 -LabCorp® (NYSE: LH), a leading global life sciences company, and The Recovery Platform are announcing a new collaboration to expand access to medication-assisted opioid treatment on a national basis. The Recovery Platform is a unique monitoring tool designed to help primary care physicians address and manage opioid-use disorder patient recovery in a compliant and efficient manner. Through plug-in integration with existing electronic health records, The Recovery Platform offers a powerful set of tools to assist physicians monitoring patient compliance and progress, and to help patients stay on track with their recovery.

LabCorp is the exclusive national laboratory integrated within The Recovery Platform, allowing for seamless access to LabCorp’s medication-assisted treatment monitoring services including recently introduced test options to support physicians providing buprenorphine (Suboxone®) treatment. LabCorp test orders can be made through The Recovery Platform, and the test results are incorporated back into The Recovery Platform.

“We are excited to work with LabCorp as the premier diagnostic testing laboratory. LabCorp provides services to a significant number of physicians who may benefit from The Recovery Platform, which will help expand access to opioid treatment on a national basis,” said Reynold Yordy, chief technology officer and founding member of The Recovery Platform.

Laurie Peregoy, compliance director, The Recovery Platform, said “LabCorp’s extensive infrastructure, including its nearly 2,000 patient service centers providing specimen collection, commitment to high-quality, high-value lab testing and focus on compliance, made it the obvious choice for The Recovery Platform.” Peregoy further commented that “LabCorp’s recent introduction of cost-effective, dedicated test options specific to buprenorphine treatment, like Suboxone, will benefit our providers, patients, and payers.”

“As part of LabCorp’s mission to improve health and improve lives, our work with The Recovery Platform has the potential to positively impact millions of opioid-dependent patients and their families,” said Gary Huff, chief executive officer of LabCorp Diagnostics. “Through this collaboration, LabCorp is integrated into The Recovery Platform, demonstrating how technology can improve the delivery of care by making it easier for Suboxone providers to access lab services for their opioid-use disorder patients to remain compliant with their treatment.”

Scientific research and clinical practice have shown the value of continued care to help patients achieve and maintain recovery.1 It includes key features to help physicians adhere to Substance Abuse and Mental Health Services Administration (SAMHSA) requirements to continue prescribing Suboxone as part of medication-assisted treatment for opioid dependency.

The Recovery Platform’s lab testing feature provides digital patient notification for random testing, with a convenient dashboard to allow the care team to quickly assess the status of testing and results. LabCorp’s integration within The Recovery Platform supports patient trend analysis, and also highlights results that indicate treatment non-compliance, alerting the care team to the need for prompt intervention.

Opioid-Use Disorder and Medication-Assisted Treatment Facts
Medication-assisted treatment combines prescribed medications such as buprenorphine or methadone with comprehensive therapy and support to help address issues related to opioid dependence, including withdrawal, cravings and relapse prevention. Evidenced-based treatment approaches such as medication-assisted treatment are often needed to successfully overcome addiction and maintain long-term recovery. With the U.S. in the middle of an unprecedented opioid crisis, survey data2 indicates that as many as 2.4 million Americans have an opioid-use disorder (including recurrent heroin use). Although new laws aim to reduce the quantity of opioids prescribed, there is a significant need to empower more physicians with the ability to provide medication-assisted treatment in order to improve outcomes for opioid-dependent patients as indicated by the recent presidential opioid commission.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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